Exhibit 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact: Adam Chibib	Richard Land
Chief Financial Officer	James Leahy
Multimedia Games Holding Company, Inc.	JCIR
512-334-7500	212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES ANNOUNCES RESIGNATION OF JERRY SMITH AS GENERAL COUNSEL; COMPANY TO COMMENCE SEARCH FOR NEW GENERAL COUNSEL

- Smith to Serve as Legal Strategic Advisor -

Austin, TX – October 9 2012 – Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today announced the resignation of Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary, Jerry Smith. The Company will commence a search for a new General Counsel. Mr. Smith will immediately begin serving as a legal strategic advisor and will assist the Company on intellectual property matters, mergers and acquisitions, and other legal matters.

About Multimedia Games Holding Company, Inc.

Through its wholly owned subsidiaries, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology. The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets. Revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements. Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York. The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets. Additional information may be found at www.multimediagames.com.

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